AMENDMENT OF SHAREHOLDER SERVICES AGREEMENT

     This Amendment to the Shareholder Services Agreement (the
"Agreement") by and between American Funds Service Company
(hereinafter "AFS") and The Income Fund of America,
Inc.(hereinafter called "the Fund") is dated as of the first day of January 1998.

     WHEREAS, AFS and the Fund entered into the Agreement with regard to certain shareholder services to be performed by AFS; and

     WHEREAS, AFS and the Fund desire to amend said Agreement in the manner hereinafter set forth;

     NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Fund hereby amend the Agreement in the following form:

     1.   Section 6 is amended to read as follows:

     AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

     Annual account maintenance fee (paid monthly):
          $0.45 per month for each open account on AFS books or in Level 2 or 4
               Networking ($5.40 per year).
          $0.06 per month for each open account maintained in Street Name or
               Level 1 or 3 Networking ($0.72 per year).
          No annual fee will be charged for a participant account underlying a 401(k)
               or other defined contribution plan where the plan maintains a single account on AFS books and responds to all participant inquiries.

     Transaction fees:
          $2.70 per non-automated transaction
          $0.20 per automated transaction

     For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.

     Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of directors of the Fund.
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     IN WITNESS THEREOF, AFS and the Fund have caused this
Amendment to be executed by their duly authorized officers effective as of the date first written above.


THE INCOME FUND OF                 AMERICAN FUNDS
AMERICA, INC.                      SERVICE COMPANY


BY:  /s/ Patrick F. Quan                BY:  /s/ Kenneth R.
Gorvetzian

Name:     Patrick F. Quan                         Name:     Kenneth
R. Gorvetzian
Title:    Secretary                     Title:    Secretary
Date:     January 2, 1998                    Date:     January 2,
1998